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                                                                                                           EXHIBIT 12


                   THE LUBRIZOL CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

               (all amounts except ratios are shown in thousands)




                                                1993            1992            1991            1990           1989
                                              --------        --------        --------        --------       --------
Pretax income                                 $119,651        $177,144        $178,140        $271,212       $137,746

Deduct earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                                 (2,355)              9          (3,796)         (3,401)           (43)

Add losses of less than 50%
  owned affiliates included
  in pretax income                              21,063           2,769              53             -0-            972

Add fixed charges net of
  capitalized interest                           4,154           3,615           7,738           6,049          5,438

Add previously capitalized
  interest amortized during
  period                                           272             162              96               6
                                               -------         -------         -------         -------        -------

"Earnings"                                    $142,785        $183,699        $182,231        $273,866       $144,113
                                               =======         =======         =======         =======        =======

Gross interest expense
  including capitalized
  interest ("Fixed Charges")                  $  6,292        $  4,981        $  9,049        $  7,070       $  5,438

Ratio of earnings to
  fixed charges                                   22.7            36.9            20.1            38.7           26.5

Special adjustments:
- -------------------

"Earnings"                                    $142,785                                        $273,866

Plus special charges                            86,303

Less Genentech gain                            (42,443)                                       (101,921)
Plus Agribusiness write-off                                                                      9,734
                                               -------                                         -------

Adjusted "Earnings"                           $186,645                                        $181,679
                                               =======                                         =======

Ratio of adjusted earnings
  to fixed charges                                29.7                                            25.7
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